March 23, 2017

Cancer Genetics, Inc. Announces Record Revenue for Fourth Quarter and Full-Year 2016 and Provides 2017 Business Update

•	Full-year 2016 revenues up 50% year-over-year to $27 million from $18 million

•	Fourth quarter revenues up 32% year-over-year on strong organic growth to $7.2 million

•	Fourth quarter gross profit margins expand over three-fold to 41% compared to 13% for the same quarter of 2015

•	Full-year 2016 gross profit margins were 37% up from 22% for the full-year of 2015

•	Fourth quarter 2016 net loss reduced by 51% as compared to fourth quarter 2015 and improves pathway to profitability

•	CGI is working with 9 of the top 10 global pharmaceutical and biotech companies

•	CGI is powering over 125 active clinical trials and studies with 36 focused in immuno-oncology

•	Company closed $12 million in debt financing on Wednesday, March 22, 2017

•	Conference call begins at 9:00 a.m. Eastern DST, Thursday March 23, 2017

RUTHERFORD, NJ & LOS ANGELES, CA, March 23, 2016 (GLOBE NEWSWIRE) -- Cancer Genetics, Inc. (Nasdaq: CGIX) a leader in enabling precision medicine for oncology through molecular markers and diagnostics, announced today financial and operating results for the fourth quarter and full-year ended December 31, 2016 and will provide an update on the business and strategic objectives for 2017.

“During 2016 we grew our topline revenue over 50%, reduced our operating expenses significantly, and continued to launch innovative new tests and capabilities that are industry leading. Our business continues to scale, and shows tremendous demand going into 2017,” said Panna Sharma, CEO and President of Cancer Genetics, Inc. “CGI is now working with 9 of the top 10 pharma and biotech companies and has made significant gains in our clinical market share due to our expansion into solid tumors, hereditary cancers and immuno-oncology.”

The company reported total revenue of $27 million for 2016, compared to $18 million in 2015, an annual increase of 50%. Total revenue in the fourth quarter of 2016 was $7.2 million, compared to $5.5 million in Q4 2015, an increase of 32%, driven by organic growth across all market categories: biopharma, clinical and discovery.

Revenue from biopharma partners and customers increased by 32% to $15.3 million in 2016 as compared to $11.6 million during 2015. For the fourth quarter of 2016

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

biopharma revenues increased 34% to $4 million up from $3 million during the same period of 2015. Additionally, the company increased the number of clinical studies and trials it is supporting by 50% over the year to 125 by the end of the fourth quarter 2016.

Clinical services revenue growth was 88% for the full year of 2016 over 2015, from $5.7 million to $10.7 million. For the fourth quarter of 2016 clinical service revenue increased 25% over the same period in 2015, from $2.4 million to $3 million. The growth was driven by an increase in clinical test volumes from 12,429 in 2015 to 28,658 in 2016, an increase of 131%.

Discovery services, mostly performed in India, provides genomic and bioinformatics support for global discovery and pre-clinical initiatives. Discovery services contributed an additional $1.1 million in revenue for the full year of 2016, a 31% increase over 2015. During the fourth quarter of 2016 Discovery services increased by 102% over the same period of 2015, from $157 thousand to $317 thousand, driven by significant demand for discovery solutions by research institutions where next-generation sequencing is combined with novel bioinformatics analysis.

“All categories of our business showed improvement throughout 2016 as we fully integrated our acquisitions, generated greater operating leverage across CGI, and increased market share,” said Panna Sharma. “As we integrated our US sites, we achieved record margins during Q4 which we expect will continue rising as we grow revenue and capabilities. We have also started a major initiative to make our information and molecular data more valuable to both our biopharma customers and healthcare systems. We expect that this big-data and artificial intelligence initiative will further expand our margins while increasing our value to the oncology ecosystem.”
FINANCIAL HIGHLIGHTS FOR THE QUARTER AND YEAR INCLUDE:

•	Full-year 2016 revenue of $27 million, a 50% increase over 2015, with $15.3 million from Biopharma services, $10.7 from Clinical services and $1.1 million from Discovery services

•
Fourth quarter 2016 revenue of $7.2 million, a 32% increase over the same period of 2015, with $4 million from Biopharma services, $3 million from Clinical services and $0.3 million from Discovery services

•	Full year 2016 gross profit margins of 37%, an increase from 22% during 2015

•
Fourth quarter 2016 gross profit margins of 41%, an increase from 13% during the same period of 2015 driven by successful integration of the Response acquisition and greater operating efficiencies across all US sites

•	Operating expenses during the fourth quarter of 2016 improved to $6.5 million from $7.9 million during the fourth quarter of 2015

•	Net loss improved to $2.8 million during the fourth quarter, or a diluted EPS of ($0.15), as compared to a net loss of $5.7 million during the fourth quarter of 2015, or a diluted EPS of ($0.48)

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

•	Cash and cash equivalents at December 31, 2016 were $9.8 million as compared to $19.5 million at December 31, 2015

•	Today the company also announced the completion of a $12 million debt financing

•	The company also raised an additional $1 million in non-dilutive capital through the New Jersey Technology Business Tax Certificate Program in February of 2017
“CGI is committed to continuing to innovate in precision oncology while being focused on increasing market share, and optimizing margins,” said Panna Sharma. “Our ability to continue executing on our innovation roadmap during 2017 will continue to improve our market position, and yield a more durable and more valuable company for our investors and partners.”
2016 and RECENT BUSINESS HIGHLIGHTS

•	Launched a NGS-based Hereditary Breast & Ovarian Cancer panel, FOCUS::HERSite™, which was selected by a global pharmaceutical company to power a 1,000+ patient clinical study

•	Launched FOCUS::Renal™, a NGS-based panel, for enabling precision and personalized diagnosis and therapy selection for renal cancers

•	Launched FOCUS::Lymphoma™, the most comprehensive and clinically actionable NGS-based panel in precision hematological diagnosis

•	Announced five agreements and contracts with biotech and pharma customers to develop liquid biopsy tests for a broad range of solid tumors addressing $20 billion market by 2020

•	Received New York State approval for FOCUS::Myeloid™, a targeted NGS panel for improved diagnosis, risk stratification, and therapy selection of patients with myeloid cancers

•	Received New York State approval for FOCUS::CLL™, a highly-targeted NGS panel for Chronic Lymphocytic Leukemia

•
Announced a distribution agreement with Sayre Therapeutics for CGI’s proprietary Tissue of Origin™ test which aids in identifying challenging tumors, including metastatic, poorly differentiated, and undifferentiated cancers. TOO™ is the ONLY FDA-cleared test of its type and is a Medicare-reimbursed test.

•	Continued expanding our covered lives in the U.S. with leading insurance providers through agreements and contracts with 29 payers

•	Selected by H3 Biomedicine Inc., a division of Eisai Group, to provide biomarker discovery and testing for a global drug development program in Hematologic Cancers

•	Announced a strategic agreement with Lantern Pharma Inc. to jointly leverage genomics, biomarkers & artificial intelligence to rescue and repurpose drugs for cancer

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

•	Listed by Merck as a “National Reference Laboratory” for KEYTRUDA® (pembrolizumab) companion diagnostic testing

•	Increased the number of clinical trials and studies CGI is supporting to over 125, including 36 in immuno-oncology

•	Streamlined finance and business support operations under leadership of healthcare technology industry veteran Jay Roberts as COO and Executive Vice President of Finance

“During 2017 we expect our business to continue high double-digit, durable growth while continuing to innovate in the development and delivery of precision diagnostics and testing for oncology. We believe that we have a clear path towards achieving profitability, and accelerating our market share through partnerships and collaborations in areas that are becoming increasingly critical to the next generation of breakthroughs in patient care,” continued Mr. Sharma. “Technologies and trends such as artificial intelligence, big-data, and combining genomic and immune-marker testing to improve patient outcomes and accelerate the discovery of new therapeutics are all areas that CGI will be integrating into our business model and into our global business infrastructure. Our growing reach into the oncology ecosystem coupled with the strengthening of our operating fundamentals makes CGI a leader in developing and delivering oncology diagnostics from bench to bedside.”

CONFERENCE CALL & WEBCAST
Thursday, March 23, 9:00 AM Eastern Time
Domestic:	888-203-7337
International:	719-325-2216
Conference ID:	8291952
Webcast:	http://public.viavid.com/index.php?id=123354
Replays – Available through April 6, 2017
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	8291952
ABOUT CANCER GENETICS
Cancer Genetics, Inc. is an emerging leader in enabling precision medicine for oncology through the use of molecular markers and information. CGI is developing a global footprint with locations in the US, India and China. We have established strong clinical research collaborations with major cancer

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.
The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.
For more information, please visit or follow us:
Internet: www.cancergenetics.com
Twitter: @Cancer_Genetics
Facebook: www.facebook.com/CancerGenetics
Forward Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.
Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2015, its Quarterly Report on Form 10-Q for the period ended September 30, 2016, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.
CONTACT:
Richard (Dick) Moyer
Cameron Associates, Inc.
535 Fifth Ave., New York, NY 10017
(212) 554-5466
richard@cameronassoc.com

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

CANCER GENETICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	12/31/2016	12/31/2015
Assets
Current Assets
Cash and Cash Equivalents	$9,502	$19,459
Accounts Receivable, Net	11,748	6,621
Other Current Assets	2,174	2,118
Total Current Assets	23,424	28,198
Fixed Assets, Net	4,738	6,069
Restricted Cash	300	300
Goodwill and Intangible Assets, Net	13,532	13,756
Other Assets	440	561
Total Assets	$42,434	$48,884

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities	$11,046	$9,865
Long Term Liabilities	5,764	6,002
Total Liabilities	16,810	15,867
Stockholders' Equity	25,624	33,017
Total Liabilities and Stockholders' Equity	$42,434	$48,884

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)

CANCER GENETICS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ending	Quarter Ending	Year Ending	Year Ending
	12/31/2016	12/31/2015	12/31/2016	12/31/2015

Revenue	$7,230	$5,484	$27,049	$18,040
Cost of Revenue	4,272	4,756	17,104	14,098
Gross Profit	2,958	728	9,945	3,942
Operating Expenses
General & Administrative	4,357	5,031	16,034	14,567
Research & Development	1,161	1,148	5,967	5,483
Sales & Marketing	937	1,726	4,668	5,269
Total Operating Expenses	6,455	7,905	26,669	25,319

Other Income (Expense)	721	279	921	9
Income Tax (Benefit)	—	(1,184)	—	(1,184)
Net (Loss)	$(2,776)	$(5,714)	$(15,803)	$(20,184)

Basic weighted average shares outstanding	18,839	12,048	15,861	10,298
Diluted weighted average shares outstanding	18,839	12,048	15,861	10,299

Basic Net (Loss) per share	$(0.15)	$(0.47)	$(1.00)	$(1.96)
Diluted Net (Loss) per share	$(0.15)	$(0.48)	$(1.00)	$(1.96)

Cancer Genetics, Inc. – March 23, 2017

Q4 2016 & Full Year 2016 Earnings Press Release - Nasdaq (CGIX)